EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128387, 333-115611, 333-84134, 333-37964, 333-52896 and 333-110060; Form S-4 Nos. 333-43674, 333-82593 and 333-120330; and Form S-8 Nos. 333-108291, 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442, 333-112495, 333-115447 and 333-115611) of Invitrogen Corporation and in the related Prospectuses of our reports dated February 28, 2007, with respect to: (1) the consolidated financial statements and schedule of Invitrogen Corporation and (2) Invitrogen Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Invitrogen Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/S/ ERNST & YOUNG LLP

San Diego, California

February 28, 2007